UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 28, 2016
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2016, GAIN Capital Holdings, Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with Jeffrey Scott, the Company's Chief Operating Officer. The Agreement supersedes Mr. Scott's existing employment agreement with the Company, dated as of May 5, 2015. Pursuant to the Agreement, Mr. Scott resigned from his position as Chief Operating Officer to assume the role of Managing Director of the Company's new international money transfer business, GAIN Capital Payments. As Chief Operating Officer, Mr. Scott served as the principal operating officer of the Company.

Pursuant to the Agreement, Mr. Scott is entitled to receive an annual base salary of $250,000, as well as an incentive bonus of $100,000 for the period from January 1, 2016 to September 30, 2016. Mr. Scott is also eligible to receive a target discretionary incentive bonus of $150,000 for the performance period from October 1, 2016 through September 30, 2017 (the "2017 Bonus"); provided that his incentive bonus for the period shall generally not be less than $100,000. If Mr. Scott's employment is terminated by the Company other than for "Cause" or by Mr. Scott for "Good Reason," each as defined in the Agreement, the Agreement provides for a severance payment of $350,000, payable in installments over a period of 12 months, as well as payment of the 2017 Bonus (if not already paid), the acceleration of certain equity grants and the continuation of health benefits for 18 months. If such termination occurs in connection with or within the 12-month period following a "Change in Control," as defined in the Agreement, Mr. Scott will be entitled to receive the severance benefits described above, although the $350,000 severance payment shall be payable in a lump sum rather than in installments. Mr. Scott's right to receive any severance payments under the Agreement is generally conditioned upon his execution of a release in favor of the Company. The Agreement also contains nondisclosure, noncompetition and nonsolicitation provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 3, 2016

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego Rotsztain
Name:	Diego Rotsztain
Title:	EVP and General Counsel